EXHIBIT 12

                                         WISCONSIN POWER AND LIGHT COMPANY AND SUBSIDIARIES

                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                                            PREFERRED DIVIDEND REQUIREMENTS AFTER TAXES.


                                              1993         1992           1991           1990          1989
          (In Thousands)


   Net Income.......................        $ 64,105     $ 59,219       $ 67,913       $65,085       $57,346

   Add:

   Interest on bonds................          28,422       29,254         30,107        27,032        27,556

   Other interest expense...........           3,854        4,146          2,382         4,196         3,066

   Estimated interest component
     of rental payments.............           3,030        2,428          2,965         2,744         2,439
                                            --------     --------       --------       -------       -------

   Net income as adjusted...........        $ 99,411     $ 95,047       $103,367       $99,057       $90,407
                                            ========     ========       ========       =======       =======

   Fixed charges:

   Cash dividends on
     preferred stock................        $  3,928     $  3,811       $  3,811       $ 3,811       $ 3,811

   Interest on bonds................          28,422       29,254         30,107        27,032        27,556

   Other interest expense...........           3,854        4,146          2,382         4,196         3,066

   Estimated interest component
     of rental payments.............           3,030        2,428          2,965         2,744         2,439
                                            --------     --------       --------       -------       -------

   Total fixed charges and
     preferred dividends............        $ 39,234     $ 39,639       $ 39,265       $37,783       $36,872
                                            ========     ========       ========       =======       =======
   Ratio of earnings to
     fixed charges and
     preferred dividends............           2.53X        2.40X          2.63X         2.62X         2.45X
                                            ========     ========       ========       =======       =======
